UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/13/2006

VIROPHARMA INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number:  0-021699

DELAWARE	23-2789550
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

397 Eagleview Boulevard, Exton, PA 19341
(Address of principal executive offices, including zip code)

610-458-7300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 19, 2006, the Board of Directors of ViroPharma Incorporated (the "Company") appointed John R. Leone to the Company's Board of Directors. Mr. Leone will serve as a Class III Director to serve for a term expiring at the Company's annual meeting of stockholders held in 2008. Mr. Leone will also serve on the Company's Audit Committee. The members of the Audit Committee are Frank Baldino, Jr., Ph.D., Paul A. Brooke, Michael R. Dougherty (chairman) and Mr. Leone.

        On January 13, 2006, Frank Baldino, Jr., Ph.D., provided the Company with notice of his intention to retire from the Board of Directors of the Company effective May 19, 2006. Dr. Baldino indicated that his decision to retire is based solely on personal reasons, and not due to any disagreement with the Company or concerns relating to the Company's operations, policies or practices.

        On January 19, 2006, the Board of Directors of the Company appointed Vincent J. Milano, age 42, as the Company's Chief Operating Officer in addition to his current roles as Company's Vice President, Chief Financial Officer and Treasurer. Mr. Milano has served as Vice President, Chief Financial Officer of the Company since November 1997, as Vice President, Finance & Administration since February 1997, as Treasurer since July 1996, and as Executive Director, Finance & Administration from April 1996 until February 1997. From 1985 until 1996, Mr. Milano was with KPMG LLP, independent certified public accountants, where he was Senior Manager since 1991. Mr. Milano received his B.S. in Accounting from Rider College. Mr. Milano is a director of Verticalnet, Inc.

The Company hereby incorporates by reference the press releases dated January 19, 2006 attached hereto as Exhibits 99.1 and 99.2, and made a part of this Item 5.02.

Item 9.01.    Financial Statements and Exhibits

Ex-99.1 Press Release Dated January 19, 2006 Announcing Appointment of John Leone to Board of Directors.

Ex-99.2 Press Release Dated January 19, 2006 ViroPharma Broadens Senior Management.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: January 20, 2006	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Exhibit 99.1 Press Release Dated January 19, 2006 Announcing Appointment of John Leone to Board of Directors
EX-99.2	Exhibit 99.2 Press Release Dated January 19, 2006 ViroPharma Broadens Senior Management